NEWS RELEASE

For More Information Contact:

Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

Fitch Affirms ProAssurance’s Rating and Stable Outlook

BIRMINGHAM, AL — (PRNEWSWIRE) —March 5, 2009 –—Fitch Ratings has affirmed its ratings and Stable outlook for ProAssurance and its primary insurance subsidiaries.

In announcing its decision, Fitch says their rating action, “…considers the solid financial condition of PRA's operating subsidiaries as well as consistent profitability, financial and operating flexibility, and highly experienced management team. PRA has an established reputation for providing quality service and expertise in risk management in the medical malpractice line as well as a strong track record of aggressively defending non-meritorious claims, which enhances customer loyalty and reduces fraud.”

ProAssurance’s Chairman and Chief Executive Officer, Stan Starnes said, “Fitch’s affirmation comes after a detailed examination of our financials, including our reserves and investment portfolio, and an in-depth review of our disciplined approach to a line of business in which long-term financial strength is the best measure of success. This is especially meaningful in these uncertain economic times and speaks to our proven ability to produce excellent results through a disciplined, long-term focus on our customers’ needs.”

Fitch assigns an Insurer Financial Strength rating of “A” to all primary insurance subsidiaries of ProAssurance, and assigns the Corporation an Issuer Default Rating of “BBB+.” The outlook for all ratings is “Stable.” More information on our financial strength ratings is available for our website, www.ProAssurance.com. The website for Fitch Ratings is www.FitchRatings.com.

About ProAssurance
ProAssurance Corporation is the nation’s fifth largest writer of medical professional liability insurance. The company’s recently announced transactions with The PICA Group and Mid-Continent General Agency are expected to significantly increase ProAssurance’s medical professional liability business, and the strategic acquisition of Georgia Lawyers Insurance Company will add legal professional liability business and should facilitate expansion of that line of insurance in the southeast. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past two years.

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